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ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER
2009 FINANCIAL RESULTS AND PROGRAM HIGHLIGHTS

San Diego, October 29, 2009 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its financial results and program highlights for the third quarter ended September 30, 2009.

“During the third quarter, we initiated dosing HCV patients in our Phase II combination study of ANA598 and today are announcing the full enrollment of the first cohort in this study,” said Steve Worland, Ph.D., President and CEO of Anadys. “We are pleased with the speed of enrollment for the first cohort and maintain our expectation to receive initial 28-day safety and response data from this cohort by year-end. Patients are scheduled to continue receiving ANA598 through 12 weeks, and we expect to receive the remaining on-treatment data from both cohorts in the study during the first half of next year.”

Financial Results

As of September 30, 2009, the Company’s cash, cash equivalents and securities available-for-sale totaled $25.4 million compared to $27.9 million as of December 31, 2008. The decrease in cash, cash equivalents and securities available-for-sale is the result of year-to-date cash utilization partially offset by proceeds received from a “registered direct” offering of common stock and warrants in early June 2009.

Research and development expenses were $4.0 million for the third quarter of 2009, compared to $7.6 million for the third quarter of 2008.  The $3.6 million decrease was primarily attributable to a $1.8 million decrease in ANA598 development costs and a $1.5 million decrease in ANA773 development costs and to a lesser extent cost savings associated with our strategic restructuring initiated in June 2009.  During the third quarter of 2008 we incurred a significant increase in development costs associated with our ANA598 program related to our then on-going Phase I healthy volunteer clinical trial, the initiation of long-term chronic toxicology studies and the manufacturing of additional drug substance to support the long-term chronic toxicology studies. ANA598 development costs during the third quarter of 2009 were primarily related to the initiation of our Phase II combination study. ANA773 development costs during the third quarter of 2008 were primarily driven by costs associated with the initiation of our Phase I clinical trial for the treatment of hepatitis C. During the third quarter of 2009, ANA773 development costs were primarily related to close-out costs associated with this trial.

General and administrative expenses were $2.0 million for the third quarter of 2009, compared to $2.1 million for the third quarter of 2008. The $0.1 million decrease primarily resulted from cost savings associated with our strategic restructuring initiated in June 2009.

Operating expenses were $6.0 million for the third quarter of 2009, compared to $9.7 million for the third quarter of 2008. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.6 million and $0.7 million for the third quarter of 2009 and 2008, respectively.

The net loss was $7.7 million for the third quarter of 2009, compared to a net loss of $9.3 million for the third quarter of 2008.  Included in the net loss for the third quarter of 2009 is a $1.9 million loss resulting from an increase between June 30, 2009 and September 30, 2009 in the liability associated with common stock warrants issued in conjunction with our “registered direct” financing in early June 2009. Basic and diluted net loss per common share was $0.21 in the third quarter of 2009, compared to $0.32 in the third quarter of 2008. Non-cash share-based expense resulted in a $0.02 and $0.03 increase in basic and diluted net loss per share for the third quarter of 2009 and 2008, respectively.

For the nine months ended September 30, 2009, Anadys reported a net loss of $23.0 million, compared to $23.9 million for the same period last year. Basic and diluted net loss per common share was $0.71 and $0.83 for the nine months ended September 30, 2009 and 2008, respectively.

Development Program Highlights

ANA598

ANA598 is the Company’s non-nucleoside HCV polymerase inhibitor currently in Phase II development.

•	Phase II Combination Study. Following FDA allowance of the study protocol in late July, Anadys commenced dosing in the Phase II combination study of ANA598 in early September. The first cohort in this trial is now fully enrolled. Anadys expects to receive initial 28-day safety and viral load response data from the first cohort by year-end and to receive the remaining on-treatment safety and response data from both cohorts in this trial during the first two quarters of 2010. In the ongoing Phase II study, treatment-naïve genotype 1 patients are to receive ANA598 or placebo in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin, USP), a current standard of care (SOC), for 12 weeks at dose levels of 200 mg or 400 mg twice daily (bid), each with a loading dose of 800 mg bid on day one. After week 12, patients are scheduled to continue to receive SOC alone. Patients who have undetectable levels of virus at weeks 4 and 12 will be randomized to stop all treatment at either week 24 or 48. The primary endpoint of the study is the proportion of patients who achieve undetectable levels of virus at week 12 (complete Early Virological Response or cEVR). Response at week 4 will also be assessed to provide the rate of Rapid Virological Response, or RVR. Patients will be followed for 24 weeks after stopping therapy to determine the rate of Sustained Virological Response, or SVR. Approximately 90 patients are planned to be enrolled in this study – 30 patients receiving ANA598 and 15 receiving placebo at each dose level. The study is being managed by the Duke Clinical Research Institute (DCRI) under the leadership of John McHutchison, M.D. and is being conducted at a number of clinical sites in the United States.

•	Preclinical Data at AASLD. On Tuesday, November 3, 2009, Anadys will present data demonstrating the breadth of in vitro antiviral activity of ANA598 against a range of clinical isolates in a poster titled, “ANA598 Displays Potent In Vitro Antiviral Activity Against Diverse Clinical Isolates of Genotype 1 HCV in a Transient Replicon Shuttle Vector System,” at the 60th Annual Meeting of the American Association for the Study of Liver Disease (AASLD) in Boston, MA.

•	Favorable Toxicology Profile. In early October, Anadys announced complete results from its two long-term, chronic toxicology studies of ANA598 (26 weeks duration in rats and 39 weeks duration in monkeys). The No Observed Adverse Effect Level, or NOAEL, is 1000 mg/kg, the highest dose tested, in both the rat and monkey. The completed toxicology studies support the ongoing Phase II clinical study as well as future clinical studies of longer duration.

ANA773

ANA773 is the Company’s oral inducer of endogenous interferons that acts via the toll like receptor 7 (TLR7) pathway.

•	Proof of Concept Achieved in Phase I Clinical Trial in HCV. In early August, Anadys announced viral load data for the final cohort of hepatitis C patients in a Phase I clinical trial of ANA773. In patients who received 2000 mg of ANA773 every other day over 10 days, the mean (± SEM) maximal decline in viral load was 1.3 (± 0.4) log10, compared to a mean maximal decline of 0.3 (± 0.1) log10 in patients who received placebo (p=0.037). Five of the eight patients who received 2000 mg ANA773 experienced a maximal decline of greater than 1 log, while none of the eight patients who received placebo experienced a decline of greater than 1 log (p<0.001 for the proportion of patients with maximal response greater than 1 log compared to placebo). The mean end-of-treatment decline was 0.6 log10 in patients who received 2000 mg ANA773 compared to 0.1 log10 in patients who received placebo. ANA773 was well-tolerated in patients throughout the course of the study and there were no serious adverse events reported. On Tuesday, November 3, 2009, Anadys will present complete results from this study in a poster titled, “ANA773, an Oral Inducer of Endogenous Interferons that Acts Via TLR7, Reduced Serum Viral Load in Patients Chronically Infected with HCV,” at the AASLD meeting in Boston, MA. Anadys believes that ANA773 holds promise as a potential replacement for injectable interferon products in HCV therapy and is seeking partnership opportunities as a way to potentially continue advancing the development of ANA773.

Webcast of Conference Call

Anadys will host a conference call at 5:00 pm Eastern Daylight Time today to discuss its third quarter 2009 financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 81828355. The webcast and telephone replay will be available through November 12, 2009.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. The Company is developing ANA598, a non-nucleoside polymerase inhibitor for the treatment of hepatitis C. The Company has also investigated the potential of ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to (i) the expectation that Anadys will receive 28-day safety and response data from the first cohort in the ANA598 Phase II study by year-end and additional on-treatment data from both cohorts in the study during the first half of 2010; (ii) the ability for patients to achieve EVR, RVR and SVR in the ANA598 Phase II study; (iii) the belief that ANA773 holds promise as a potential replacement for injectable interferon products in HCV therapy; and (iv) Anadys’ ability to obtain a partnership around ANA773 and/or continue the development of ANA773. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues or will have favorable results in the Phase II trial. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2008 and Anadys’ Form 10-Q for the quarter ended June 30, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2009		2008	2009	2008
Operating expenses
Research and development		$4,023	$7,581	$15,546	$19,091
General and administrative		2,023	2,084	6,611	6,104

Total operating expenses (1)		6,046	9,665	22,157	25,195
Interest income and other, net		183	316	565	1,311
Loss from valuation of common stock warrant		(1,869)	—	(1,429)	—
liability

Total other income, net		(1,686)	316	(864)	1,311
Net loss (1)	$	(7,732)	$(9,349)	$(23,021)	$(23,884)

Net loss per share, basic and diluted (1)		$(0.21)	$(0.32)	$(0.71)	$(0.83)

Share used in calculating net loss per share, basic and diluted
		37,310	28,775	32,578	28,734

(1)	Includes non-cash operating expenses for share based payments of $584 and $738 or approximately $0.02 and $0.03 effect on basic and diluted net loss per common share for the three months ended September 30, 2009 and 2008, respectively. Research and development expense and general and administrative expense includes $287 and $297, respectively, of non-cash operating expenses for share based payments for the three months ended September 30, 2009. Includes non-cash operating expenses for share based payments of $2,330 and $2,065 or approximately $0.07 and $0.07 effect on basic and diluted net loss per common share for the nine months ended September 30, 2009 and 2008, respectively. Research and development expense and general and administrative expense includes $1,230 and $1,100, respectively, of non-cash operating expenses for share based payments for the nine months ended September 30, 2009.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$25,358	$27,936
available-for-sale
Other current assets	1,112	2,202
Noncurrent assets	807	1,536

Total assets	$27,277	$31,674

Liabilities and Stockholders’ Equity
Current liabilities	$8,988	$5,813
Other long-term liabilities	29	36
Stockholders’ equity	18,260	25,825

Total liabilities and stockholders’ equity	$27,277	$31,674

Pegasys® and Copegus® are registered trademarks of Hoffman-La Roche Inc.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com